Exhibit 4.5

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement is made and entered into as of September 23, 2003 (this “Agreement”), by and among ReGen Biologics, Inc., a Delaware corporation (the “Company”), each of the holders of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred”) and each of the holders of the Series C Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred”) listed on Schedule 1 attached hereto (individually, a “Stockholder” and, collectively, the “Stockholders”).

     WHEREAS, the Company and the holders of the Series A Preferred are parties to that certain Registration Rights Agreement dated June 21, 2002 (the “Prior Rights Agreement”) providing for certain registration rights;

     WHEREAS, Section 7 of the Prior Rights Agreement provides that the Prior Rights Agreement may be amended by the written consent of the holders of a majority of the Registrable Securities then outstanding; and

     WHEREAS, pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement, dated as of September 23, 2003 by and among the Company and the Purchasers named therein (the “Series C Purchase Agreement”), the Company has agreed to provide to the holders of the Series C Preferred certain registration rights under the 1933 Act with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”);

     WHEREAS, the Stockholders desire to enter into this Agreement in order to amend the rights and obligations under the Prior Rights Agreement with the rights and obligations set forth in this Agreement.

     Now, Therefore, the parties hereto agree that the Prior Rights Agreement shall be amended and restated in its entirety as follows:

     1.     Definitions; Certain Rules of Construction. Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 1. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term Section refers to sections of this Agreement, (b) the capitalized term Exhibit refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word including shall be construed as including without limitation, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (f) words in the singular or plural form include the plural and singular form, respectively, and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

     1.1. 1933 Act means the Securities Act of 1933, as amended, and all regulations thereunder.

     1.2. 1934 Act means the Securities Exchange Act of 1934, as amended, and all regulations thereunder.

     1.3. Board of Directors means the Board of Directors of the Company.

     1.4. Common Stock means the Company’s common stock, par value $.01 per share, and other securities issued in respect of shares of Common Stock. The number of shares of Common Stock covered by this Agreement and owned by each Stockholder or into which each Stockholder has conversion rights under any preferred stock is set forth opposite such Stockholder’s name on Schedule 1.

     1.5. Company is defined in the recitals to this Agreement.

     1.6. Company Indemnitees is defined in Section 2.8(b).

     1.7. Expiration Date means the fifth anniversary of the date of this Agreement.

     1.8. Form S-1, Form S-3, and Form S-4 mean such respective registration forms in effect on the date hereof (or any successor registration forms subsequently adopted by the SEC) under the 1933 Act.

     1.9. Holder means (a) any Person that owns, or has the right to acquire, Registrable Securities and (b) any assignee thereof in accordance with Section 2.12.

     1.10. Holder Indemnitee is defined in Section 2.8(a).

     1.11. Indemnitee means each of the Company Indemnitees and the Holder Indemnitees.

     1.12. Initiating Holders is defined in Section 2.1(a).

     1.13. Person means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

     1.14. register, registered and registration refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act and the automatic effectiveness, or the declaration or ordering of effectiveness, of such registration statement or document.

     1.15. Registrable Securities means (i) Series A Registrable Securities, and (ii) Series C Registrable Securities.

     1.16. Rule 144 is defined in Section 2.10(a).

     1.17. SEC means the Securities and Exchange Commission.

     1.18. Series A Registrable Securities means (i) any shares of Common Stock of the Company issued or issuable to the Stockholders upon the exercise, exchange or conversion of such Stockholder’s shares of Series A Preferred, as the case may be, and (ii) any shares of Common Stock or other capital stock issuable upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event with respect to any of the foregoing after the date hereof, excluding in all cases, however, any Series A Registrable Securities sold by a Person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Series A Registrable Securities able to be sold to the public or pursuant to Rule 144(k).

     1.19. Series C Registrable Securities means (i) any shares of Common Stock of the Company issued or issuable to the Stockholders upon the exercise, exchange or conversion of such Stockholder’s shares of Series C Preferred, as the case may be, (ii) any shares of Common Stock of the Company issued or issuable upon the exercise, exchange or conversion of the warrants issued or issuable to Harris Nesbitt Gerard in connection with the placement of the Series C Preferred and (iii) any shares of Common Stock or other capital stock issuable upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event with respect to any of the foregoing after the date hereof, excluding in all cases, however, any Series C Registrable Securities sold by a Person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Series C Registrable Securities able to be sold to the public or pursuant to Rule 144(k).

     1.20. Significant Stockholder is defined in Section 2.12.

     1.21. Stockholder and Stockholders are defined in the recitals to this Agreement.

     1.22. Violation means, with respect to any registration statement which includes any Registrable Securities:

(a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

(c) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with any matter relating to such registration statement.

     2.     Registration Rights.

     2.1. Demand Registration.

(a) Series A Stockholders.

(i) At any time at least ninety days after the filing by the Company of its Form 10-K with respect to the fiscal year ending December 31, 2003, if the Company shall receive a written request from the Holders of not less than 30% of the Registrable Securities then outstanding and entitled to registration rights under this Section 2 held by the Series A Stockholders (the “Series A Initiating Holders”) that the Company effect the registration under the 1933 Act of an amount of Registrable Securities set forth in the written request provided that such registration shall have a minimum anticipated aggregate net offering price of Ten Million Dollars ($10,000,000) based on the then current trading price of the Common Stock, then the Company shall, within ten days of the receipt thereof, give written notice of such request to all Holders. Such Holders shall have the right, by giving written notice to the Company within 20 days from receipt of the Company’s notice, to elect to have included in such registration such of their Registrable Securities as such Holders may request in such notice of election. Subject to the limitations of this Section 2.1, the Company shall use commercially reasonable efforts to effect such a registration statement as soon as practicable and in any event to file a registration statement under the 1933 Act within forty-five (45) days of the receipt of such request if the Company is eligible to use Form S-3 or, if the Company is not eligible to use Form S-3, within sixty (60) days of such request, covering all the Registrable Securities which the Holders shall in writing request to be included in such registration and to use commercially reasonable efforts to have such registration statement become effective. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the cutback provisions of Section 2.1(a)(ii) below, include other securities of the Company that are held by officers and directors of the Company, or that are held by Persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration.

(ii) If the Series A Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.1(a) and the Company shall include such information in the written notice referred to in Section 2.1(a)(i). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(d)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and approved by the Board of Directors, which approval shall not be unreasonably withheld. Notwithstanding any other provision of this Section 2.1(a), if, in the case of a registration requested pursuant to Section 2.1(a), the underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and all securities other than Registrable Securities sought to be included in the underwriting shall first be excluded. To the extent that further limitation is required, the number of Series C Registrable Securities that may be included in the underwriting shall be reduced pro rata among all Holders thereof desiring to participate in such underwriting (according to the number of Series C Registrable Securities then held by each such Holder). If all Series C Registrable Securities have been excluded and further reduction is required, the number of Series A Registrable Securities that may be included in the underwriting shall be reduced pro rata among all Holders thereof desiring to participate in such underwriting (according to the number of Series A Registrable Securities then held by each such Holder). No Series A Registrable Securities requested by any Holder to be included in a registration pursuant to Section 2.1(a) shall be excluded from the underwriting unless all securities other than Series A Registrable Securities are first excluded and no Series C Registrable Securities requested by any Holder to be included in a registration pursuant to Section 2.1(a) shall be excluded from the underwriting unless all securities other than Registrable Securities are first excluded.

(iii) The Company is obligated to effect only two (2) registrations pursuant to Section 2.1(a), counting for this purpose only registrations which have been declared effective.

(iv) Notwithstanding the provisions of this Section 2.1(a), in the event that the Company is requested to file any registration statement pursuant to Section 2.1(a):

(1) The Company shall not be obligated to effect the filing of such registration statement during the period starting with the date sixty (60) days prior to the date of the Company’s good faith estimate of the filing of, and ending on a date one hundred eighty (180) days following the effective date of any other registration statement pertaining to a public offering of securities for the account of the Company;

(2) the Company shall not be obligated to effect more than one (1) registration pursuant to Section 2.1(a) in any twelve (12) month period; and

(3) if the Company shall furnish to the Series A Initiating Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would not be in the best interests of the Company and its stockholders generally for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the relevant Series A Initiating Holders; provided, however, that the Company may not utilize the right set forth in this Section 2.1(a)(iv)(3) more than once in any 12-month period.

(v) Each registration requested pursuant to Section 2.1(a) shall be effected by the filing of a registration statement on Form S-3 (if applicable) (or if such form is not available, Form S-1 or any other form which includes substantially the same information (other than information which is incorporated by reference) as would be required to be included in a registration statement on such form as currently constituted), unless another form would be equally effective.

(b) Series C Stockholders.

(i) At any time after the closing of the Series C Purchase Agreement, if the Company shall receive a written request from the Holders of not less than 25% of the Registrable Securities then outstanding and entitled to registration rights under this Section 2 held by the Series C Stockholders (the “Series C Initiating Holders”) that the Company effect the registration under the 1933 Act of an amount of Registrable Securities set forth in the written request, then the Company shall, within ten days of the receipt thereof, give written notice of such request to all Holders. Such Holders shall have the right, by giving written notice to the Company within 20 days from receipt of the Company’s notice, to elect to have included in such registration such of their Registrable Securities as such Holders may request in such notice of election. Subject to the limitations of this Section 2.1, the Company shall use commercially reasonable efforts to effect such a registration statement as soon as practicable and in any event to file a registration statement under the 1933 Act within forty-five (45) days of the receipt of such request if the Company is eligible to use Form S-3 or, if the Company is not eligible to use Form S-3, within sixty (60) days of such request, covering all the Registrable Securities which the Holders shall in writing request to be included in such registration and to use commercially reasonable efforts to have such registration statement become effective. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the cutback provisions of Section 2.1(b)(ii) below, include other securities of the Company that are held by officers and directors of the Company, or that are held by Persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration.

(ii) If the Series C Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.1(b) and the Company shall include such information in the written notice referred to in Section 2.1(b)(i). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(d)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and approved by the Board of Directors, which approval shall not be unreasonably withheld. Notwithstanding any other provision of this Section 2.1(b), if, in the case of a registration requested pursuant to Section 2.1(b), the underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and all securities other than Registrable Securities sought to be included in the underwriting shall first be excluded. To the extent that further limitation is required, the number of Series A Registrable Securities that may be included in the underwriting shall be reduced pro rata among all Holders thereof desiring to participate in such underwriting (according to the number of Series A Registrable Securities then held by each such Holder). If all Series A Registrable Securities have been excluded and further reduction is required, the number of Series C Registrable Securities that may be included in the underwriting shall be reduced pro rata among all Holders thereof desiring to participate in such underwriting (according to the number of Series C Registrable Securities then held by each such Holder). No Series C Registrable Securities requested by any Holder to be included in a registration pursuant to Section 2.1(b) shall be excluded from the underwriting unless all securities other than Series C Registrable Securities are first excluded and no Series A Registrable Securities requested by any Holder to be included in a registration pursuant to Section 2.1(b) shall be excluded from the underwriting unless all securities other than Registrable Securities are first excluded.

(c) (iii) The Company is obligated to effect only two (2) registration pursuant to Section 2.1(b), counting for this purpose only a registration which has been declared effective.

(iv) Notwithstanding the provisions of this Section 2.1(b), in the event that the Company is requested to file any registration statement pursuant to Section 2.1(b):

(1) The Company shall not be obligated to effect the filing of such registration statement in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(2) the Company shall not be obligated to effect the filing of such registration statement during the period starting with the date sixty (60) days prior to the date of the Company’s good faith estimate of the filing of, and ending on a date one hundred eighty (180) days following the effective date of any other registration statement pertaining to a public offering of securities for the account of the Company; and

(3) if the Company shall furnish to the Series C Initiating Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would not be in the best interests of the Company and its stockholders generally for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the relevant Series C Initiating Holders; provided, however, that the Company may not utilize the right set forth in this Section 2.1(b)(iv)(2) more than once in any 12-month period.

(v) Each registration requested pursuant to Section 2.1(b) shall be effected by the filing of a registration statement on Form S-3 (if applicable) (or if such form is not available, Form S-1 or any other form which includes substantially the same information (other than information which is incorporated by reference) as would be required to be included in a registration statement on such form as currently constituted), unless another form would be equally effective.

     2.2. Incidental Registration. If the Company proposes to register any of its capital stock under the 1933 Act, whether for its own account or for the account of stockholders other than the Holders (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on Form S-4 or a registration relating to a transaction covered by Rule 145 under the 1933 Act, or a registration in which the only equity securities being registered are shares of Common Stock issuable upon conversion of debt securities or newly issued convertible preferred stock being registered as part of a primary offering), the Company shall, each such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.8, use commercially reasonable efforts to cause a registration statement covering all of the Registrable Securities that each such Holder has requested to be registered to become effective under the 1933 Act. Except as otherwise set forth herein, the Company shall be under no obligation to complete any offering of its securities it proposes to make and shall incur no liability to any Holder for its failure to do so.

     2.3. Obligations of the Company. Whenever required under this Section 2 to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities to be registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days; provided, that in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 120 day period will be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold; provided, further, that (i) Rule 415, or any successor rule promulgated under the 1933 Act, permits an offering on a continuous or delayed basis, and (ii) applicable rules under the 1933 Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (x) includes any prospectus required by Section 10(a)(3) of the 1933 Act, or (y) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference in the registration statement of information required to be included in (x) or (y) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1933 Act. In addition, the Company shall:

(a) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and use commercially reasonable efforts to cause each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(b) furnish to the Holders such reasonable number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(c) use commercially reasonable efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such states and jurisdictions as shall be reasonably requested by the Holders, except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process or subject itself to taxation in any such state or jurisdiction;

(d) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and generally provide its cooperation with such managing underwriter, including making available members of senior management for the underwriters’ “road show” presentations; provided, however, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement, including furnishing any opinion of counsel or entering into a lock-up agreement reasonably requested by the managing underwriter;

(e) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly file such amendments and supplements which may be required pursuant to Section 2.3(a) on account of such event and use commercially reasonable efforts to cause each such amendment and supplement to become effective;

(f) use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or if not, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion or opinions, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountant of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(g) apply for listing and use commercially reasonable efforts to list the Registrable Securities being registered on any national securities exchange on which a class of the Company’s equity securities is listed or, if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use commercially reasonable efforts to qualify the Registrable Securities being registered for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. or on a national securities exchange; and

(h) take all necessary action to the extent commercially reasonable, including the filing of post-effective amendments, to permit the Holders to include their Registrable Securities in such registration in accordance with the terms of this Section 2.

     2.4. Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 in respect of the Registrable Securities of any selling Holder that such selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall be required to effect the registration of such Registrable Securities. The Company shall have no responsibility to any selling Holder, to the extent such selling Holder fails to provide such information in a timely manner, and if the Company, acting reasonably, determines it appropriate, the Company may delay the filing of any such registration statement until the Holder provides such information or exclude the Holder’s securities from the registration.

(b) No Holder shall distribute any prospectus or make any offer to sell (or solicit any offer to purchase) or sell any Registrable Securities in a transaction covered by a prospectus from and after the time that the Company notifies the Holder that the prospectus fails to state a material fact, contains a material misstatement or fails to state a fact necessary in order to make the statements included in the prospectus not misleading until the Company has provided a revised, amended or supplemented prospectus that corrects the misstatement or omission and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies of the prospectus covering such Registrable Securities that is current at the time of the receipt of the notice then in the Holder’s possession, excluding one file copy which may be retained by the Holder.

(c) Each Holder shall comply with the prospectus delivery requirements of the Securities Act in connection with offers to sell, solicitations of offers to purchase, and sales of Registrable Securities in connection with any offer or sale pursuant to a registration statement.

     2.5. Expenses of Demand Registration. The Company shall bear all expenses relating to Registrable Securities incurred in connection with each registration, filing or qualification pursuant to Section 2.1, including all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders; provided, however, that all underwriting discounts and commissions, if any, and transfer taxes relating to Registrable Securities included in any registration effected pursuant to Section 2 will be borne and paid ratably by the Holders of such Registrable Securities.

     2.6. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to any registration pursuant to Section 2.2 for each Holder, including all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders; provided, however, that all underwriting discounts and commissions, if any, and transfer taxes relating to Registrable Securities included in any registration effected pursuant to Section 2.3 will be borne and paid ratably by the Holders of such Registrable Securities.

     2.7. Underwriting Requirements. In connection with any offering involving an underwriting of securities being issued by or for the account of the Company, the Company shall not be required under Section 2.2 to include any of the Holders’ securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as will not, in the good faith opinion of the underwriters, adversely affect the success of the offering by the Company. If the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested to be included in such offering exceeds the amount of securities to be sold that can be successfully offered, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter determines in its sole discretion will not adversely affect the success of the offering. The securities so included in the offering will be reduced as follows:

(a) first, all securities which stockholders other than the Company and the Holders seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required; and

(b) if further limitation on the number of shares to be included in the offering is required after elimination of all shares held by selling stockholders other than Holders of Registrable Securities, then the securities that may be included in the underwriting by Holders shall be reduced pro rata among the selling Holders in accordance with the number of shares of Registrable Securities held by each such Holder.

For purposes of the preceding sentence concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or a corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall collectively be deemed to be a “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

     2.8. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) The Company will indemnify and hold harmless each Holder, the officers, directors, partners, agents and employees of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each Person, if any, who controls, or is controlled by, such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act (collectively, the “Holder Indemnitees”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation. The Company will reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred by such Holder Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or action. The indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder Indemnitee in any such case for any such loss, claim, damage, liability or action (i) to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder Indemnitee; or supplied by another Holder or (ii) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus which was timely delivered to such Holder, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act.

(b) Each Holder that includes any Registrable Securities in any registration statement (i) will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who controls or is controlled by the Company within the meaning of the 1933 Act or the 1934 Act, each agent and any underwriter for the Company, and any other Holder or other stockholder selling securities in such registration statement or any of its directors, officers, partners, agents or employees or any Person who controls such Holder or such other stockholder or such underwriter within the meaning of the 1933 Act or the 1934 Act (collectively, the “Company Indemnitees”), against any losses, claims, damages or liabilities (joint or several) to which any Company Indemnitee may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration and (ii) will reimburse any legal or other expenses reasonably incurred by any Company Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the liability of any Holder hereunder shall be limited to the amount of net proceeds (after deduction of all underwriters’ discounts and commissions paid by such Holder in connection with the registration in question) received by such Holder in the offering giving rise to the Violation, less the aggregate purchase price of the Holder’s Registrable Securities; and provided, further, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) nor, in the case of a sale directly by the Company of its securities (including a sale of such securities through any underwriter retained by the Company to engage in a distribution solely on behalf of the Company), shall such Holder be liable to the Company in any case in which such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and the Company failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act.

(c) Promptly after receipt by any Company Indemnitee or Holder Indemnitee (collectively, the “Indemnitees”) under this Section 2.8 of notice of the commencement of any action (including any governmental action), such Indemnitee will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that such Indemnitee (together with all other Indemnitees which may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such Indemnitee and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall relieve such indemnifying party of any liability to the Indemnitee under this Section 2.8, but only to the extent that the failure to notify the indemnifying party is prejudicial to the indemnifying party’s ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to such Indemnitee otherwise than under this Section 2.8.

(d) The obligations of the Company and the Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement whether under this Section 2 or otherwise.

(e) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to a party that would have been an Indemnitee under this Section 2.8 in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then each party that would have been an indemnifying party hereunder shall, in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party, on the one hand, and such Indemnitee, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault of the indemnifying party and the Indemnitee shall be determined by reference to, among other things, whether the Violation relates to information supplied by such indemnifying party or such Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The parties agree that it would not be just and equitable if contribution pursuant to this Section 2.8(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 2.8(e) shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The liability of any Holder of Registrable Securities in respect of any contribution obligation of such Holder (after deduction of all underwriters’ discounts and commissions paid by such Holder in connection with the registration in question) arising under this Section 2.8(e) shall not in any event exceed an amount equal to the net proceeds to such Holder from the disposition of the Registrable Securities disposed of by such Holder pursuant to such registration, less the aggregate purchase price of the Holder’s Registrable Securities. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions of the underwriting agreement will control with respect to the rights and obligations of each of the parties to the underwriting agreement.

     2.9. Reports Under Securities Exchange Act of 1934.

(a) With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times so long as the Company remains subject to the periodic reporting requirements under Section 13 or 15(d) of the 1934 Act; and

(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act.

     2.10. Lock-up Agreements. If requested by the Company and the managing underwriter, the Holders agree to enter into lock-up agreements pursuant to which they will not, during the seven (7) days prior to, and for a period of no longer than one hundred eighty days (180) following, the effective date of a registration statement for the Company’s public offering of the Company’s securities for the Company’s account, offer, sell or otherwise dispose of any securities of the Company (except Registrable Securities sold pursuant to such registration statement) without the prior consent of the Company and the underwriter, provided that the executive officers and directors of the Company enter such lock-up agreements for the same period and on the same terms. In addition, each Holder agrees to execute an agreement, in the managing underwriter’s standard form, reflecting the foregoing at the time of the underwritten offering. The provisions of this Section 2.10 shall be binding upon any transferee or assignee of any Registrable Securities, whether or not such persons are entitled to registration rights pursuant to Section 2.11. The obligation of the Holders under this Section 2.10 shall terminate on the Expiration Date.

     2.11. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by any Holder without limitation to an affiliate (as such term is defined in the 1934 Act); provided, that such affiliate is not an operating company that is a direct competitor of the Company. In addition, the rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a third party transferee who acquires such Registrable Securities, and by such transferee to a subsequent permitted transferee; provided, that with respect to any such transfer, either the transferor is a Significant Stockholder immediately prior to and subsequent to such transfer and the transferee would hold at least five percent (5%) of the Company’s outstanding Common Stock immediately after such transfer (on an as converted basis), or, in the event the transferor is not a Significant Stockholder, such transferor transfers in a single transaction to one party no less than all of the shares subject to such rights held by the transferor; provided, however, that such transfer does not constitute a distribution within the meaning of the 1933 Act and is otherwise effected in accordance with all applicable securities laws. Any transferee to which rights under this Agreement are transferred, including an affiliate of a Holder, shall: (i) as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement; and (ii) be deemed to be a Holder hereunder. For purposes of this Section 2.11, Significant Stockholder shall mean any stockholder of the Company holding at least ten percent (10%) of the Company’s outstanding capital stock (on an as-converted basis) as of the date the Company is notified of any proposed transfer of securities by such stockholder.

     2.13. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

     3.     Termination. The right of any Holder to request registration or inclusion in any registration pursuant to this Agreement shall terminate on the Expiration Date.

     4.     Specific Performance. The parties recognize that their respective rights under this Agreement are unique, and, accordingly, each party shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. This Agreement is not intended to limit or abridge any rights of either party which may exist apart from this Agreement.

     5.     Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed (a) if to a Holder to such address as such holder shall have furnished the Company in writing, or, until any such Holder so furnishes an address to the Company, then to and at the address of the last Holder of such securities who has so furnished an address to the Company or (b) if to the Company, to 1290 Bay Dale Drive, PMB 351, Arnold, Maryland 21012, to the attention of the Corporate Secretary, or to such other address has such party may notify to the other parties in writing. A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

     6.     Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective personal representatives, successors and permitted assigns; provided, however, that the Company shall not have the right to assign its rights and obligations hereunder, or any interest herein, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.

     7.     Course of Dealing; Amendments, Waivers and Consents. No course of dealing between the parties shall operate as a waiver of any party’s rights under this Agreement. Each party acknowledges that if any party, without being required to do so by this Agreement, gives any notice or information to, or obtains any consent from, the other party, such party shall not by implication have amended, waived or modified any provision of this Agreement, or created any duty to give any such notice or information or to obtain any such consent on any future occasion. No delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No amendment, waiver or consent with respect to this Agreement shall be binding unless it is in writing and signed by each of the Company and the holders of a majority of the Registrable Securities then outstanding.

     8.     Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series C Preferred pursuant to the Series C Purchase Agreement, any purchaser of such shares of Series C Preferred may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement (without the necessity of an amendment hereto) and shall be deemed a Holder hereunder.

     9.     Miscellaneous. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, whether written or oral, with respect to such subject matter. This Agreement supersedes the Prior Rights Agreement and, as of the date hereof the Prior Rights Agreement shall no longer have any force or effect. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware.

[Signature pages follow]

SIGNATURE PAGE FOR REGEN BIOLOGICS
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Registration Rights Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

REGEN BIOLOGICS

By:
Name:
Title:

STOCKHOLDER:

If Individual:

Print Name:

Signature:

If Corporation, Partnership, Limited Liability
Company or Other Entity:

Print Name of Entity:

Signature: By:

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